Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CAL DIVE INTERNATIONAL, INC.

Cal Dive International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:
FIRST:  At a meeting of the Corporation's Board of Directors held on February 26, 2013, resolutions were duly adopted setting forth a proposed amendment to the Corporation's Amended and Restated Certificate of Incorporation to remove in its entirely Article XII thereof, declaring said amendment to be advisable, and directing that the proposed amendment be considered at the next annual meeting of the Corporation's stockholders.
SECOND:  On May 14, 2013, at an annual meeting of stockholders called and held in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation by a majority of the outstanding shares of stock entitled to vote thereon voted for a proposal to delete, in its entirety, the text of Article XII of the Corporation's Amended and Restated Certificate of Incorporation, and to replace the text of said Article with the caption:  "[RESERVED]."
THIRD:  Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, Cal Dive International, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 14 day of May, 2013.

CAL DIVE INTERNATIONAL, INC.

By:	/s/ Lisa M. Buchanan
Name:	Lisa M. Buchanan
Title:	Executive Vice President, General Counsel and Secretary